Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May 9, 2003, between RTXA, Inc., a Delaware corporation, having its principal place of business at 1209 Orange Street Wilmington, DE (“RTXA’), and Martin B. Cummings, an individual residing at 4617 Adrian Way, Plano, Texas 75024 (the “Employee’).

RECITALS

WHEREAS, RTXA desires Employee to be employed by Republic Underwriters Insurance Company, (the “Company”) which upon the closing of the purchase of stock by RXTA from Republic Financial Services, Inc. (which may occur by October 15, 2003 in accordance [with] a stock purchase agreement (the “Stock Purchase Agreement”) (the “Closing”)), will become a wholly owned subsidy of RTXA, and the Employee desires to accept such employment with the Company, on the terms and conditions set forth herein;

WHEREAS, the parties desire the Employee to execute this Agreement agreeing to be bound by the terms hereof prior to the signing of the Stock Purchase Agreement, which is anticipated to be signed on or about May 9, 2003;

WHEREAS, this Agreement shall become effective immediately after the Closing (the “Effective Date”);

WHEREAS. the parties desire that upon the Effective Date this Agreement shall supercede all prior agreements including but not limited to the Severance Protection Agreement dated September 30, 2002 (the “Severance Protection Agreement”), whether oral or written, between the parties arising out of or in connection with the Employee’s employment;

WHEREAS, RTXA agrees that upon the Effective Date it shall cause the Company to abide by its obligations hereunder, and the Employee agrees to comply with his obligations as of the Effective Date;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Employee hereby agree as follows:

TERMS OF AGREEMENT

1. Definitions.

(a) The “Board” shall mean the Board of Directors of the Company.

(b) The “Effective Date” shall mean have the meaning set forth in the recitals.

(c) The “Employment Period” shall mean the period commencing on the Effective Date and continuing until the third year anniversary of the Effective Date, unless earlier terminated in accordance with the terms of this Agreement. If not earlier terminated, and in the event the Company and the Employee wish to extend this Agreement, this Agreement shall be extended on a month-to-month basis until such time as a new Agreement is executed or the Agreement is terminated by either party upon thirty (30) days prior written notice.

2. Employment Period. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, for the duration of the Employment Period and pursuant to the other terms and conditions provided herein. This Agreement shall terminate at the end of the Employment Period, unless extended as set forth in Section 1(c), or unless earlier terminated under Section 5 below.

3. Terms of Employment.

(a) Position and Duties. During the Employment Period, the Employee shall serve as Chief Financial Officer and Vice President of the Company and the Company’s wholly owned or controlled subsidiary and affiliated companies. The Employee shall perform such duties consistent with his position with the Company and its subsidiary and affiliated companies as the Board shall from time to time determine. In the performance of his duties, the Employee shall comply with the stated policies of the Company.

(b) Location. The principal place of employment of the Employee shall be the principal offices of the Company, provided, however, that in the event the principal offices of the Company are relocated to an area more than thirty (30) miles from the Company’s principal place of business as of the Effective Date, such relocation shall, at the Employee’s option, constitute good reason pursuant to Section 5(f) hereof.

(c) Compensation.

(1) Base Salary. The Employee’s annual salary (the “Salary’) shall be at the rate of $152,129 per annum for the duration of the Employee’s employment hereunder, as adjusted by salary increases received by the Employee during the Employment Period. The Salary shall be paid in regular intervals in accordance with the Company’s payroll practices.

(2) Company Incentive Plan. The Company anticipates adopting annual incentive plans for which the Employee will be eligible to participate. The Employee will be eligible to participate in such plans upon terms and conditions reasonably established by the Board for an employee in Employee’s job position. The Employee shall not be entitled to any incentive pay under any such incentive plans, which may be unpaid at the time the Employee’s employment is terminated in the event that the Employee’s employment is terminated pursuant to Section 5(c) hereof.

(3) Withholding, etc. The payment of any Salary and bonus to the Employee shall be subject to all applicable withholding and payroll taxes and such other deductions as maybe required under the Company’s employee benefit plans.

(4) Benefits. In addition to the compensation payable to the Employee as set forth in Section 3(c) above, during the Employment Period the Employee shall be eligible for similar incentive, savings, life insurance, welfare (including, without limitation, medical and dental insurance) plans, practices, policies and programs applicable on or after the Effective Date to other employees of the Company as determined in the discretion of the Board (the “Benefits”).

(5) Vacation. During the Employment Period, the Employee shall be entitled to paid vacation in accordance with the policies and practices applicable on or after the Effective Date to other employees of the Company.

(6) Holidays, Personal/Sick Leave. The Employee shall be entitled to all holidays and sick leave that are prescribed by the Company’s policies and practices.

(7) Expenses. The Company shall pay or reimburse the Employee, in accordance with the Company’s policies, for reasonable expenses incurred or paid by him during the Employment Period in the performance of his services under this Agreement upon presentation of expense statements or such other supporting information as may be required by the Company.

(8) Severance. In the event that the Employee’s employment is terminated by the Company for any reason other than the Employee’s breach of the Confidentiality or Non-Compete Agreements, the Employee’s breach of any material term of this Agreement. or pursuant to Sections 5(a), 5(h). 5(c), or (5)e (unless his voluntary termination is for good reason as defined in Section 5(f) hereof), the Employee shall receive:

(i) the greater of: (a) a severance payment in an amount equal to twelve months base salary; or (b) a severance payment as would have been due if calculated in accordance with Paragraph 5(a) of the Severance Protection Agreement;

(ii) if the Employee elects to continue medical benefits under COBRA, the Company shall pay the costs of such COBRA coverage for the Employee and his dependents for 18 months; provided however that in the event that the Company’s then current medical benefit provider allows, the Company shall maintain the Employee and his dependents on the Company’s medical plan for 18 months, at the Company’s cost, and thereafter, the Employee and his dependents shall be provided the right to continue medical benefits under COBRA, at the Company’s cost for 18 months; provided farther that the obligation to pay for such coverage, whether continued coverage or COBRA coverage, shall terminate if the Employee becomes eligible for comparable coverage and benefits, without waiting period or pre-existing condition limitations, from another employer;

(iii) accrued but unpaid vacation time, to the extent Company policy or applicable law requires such payment;

Sums paid to the Employee pursuant to this Section 3(c)(8) are referred to herein as (the “Severance Payment’). The Severance Payment will be made in the form of salary continuation or as a lump sum, at the Company’s option. The Severance Payment Will be made minus applicable taxes and withholdings, and is contingent upon the Employee’s executing (and not revoking such signature) a Release Agreement in a form mutually agreeable to the parties.

4. Employee’s Obligations and Representations.

(a) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and to professionally perform the responsibilities assigned to the Employee by the Company.

(b) The Employee represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent the Employee from rendering the service required of him hereunder to the Company during the Employment Period. The Employee further represents, warrants and agrees with the Company that as of the Effective Date he has not made and will not make during the Employment Period any commitment or do any act in conflict with this Agreement, or take any action adverse to the Company that might divert from the Company any opportunity which would be in the scope of any present or future business of the Company or any subsidiary thereof.

5. Termination.

(a) Death. This Agreement shall terminate automatically upon the Employee’s death. If the Employee’s employment is terminated by reason of the Employee’s death, the Company shall have no further obligations to the Employee’s legal representatives under this Agreement, other than those obligations accrued, earned or vested by the Employee as of the date of his death.

(b) Disability. If the Company determines in good faith that the Employee has a ‘disability’ (as defined below), it may give the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt by the Employee of such notice. No such notice of termination by reason of disability shall be given until the Employee has experienced a period of five (5) consecutive months of disability and the disability is continuing. The notice of termination shall not be effective if the Employee returns to full-time performance of his duties prior to the expiration of the 30-day notice period. For purposes of this Agreement, “disability” shall mean a physical or mental condition which, five (5) months after its commencement, is determined by a physician selected by the Company to be a total and permanent condition which substantially prevents the Employee from performing the services to be provided by him hereunder. The Employee shall be entitled to all compensation and benefits provided for under this Agreement during the five (5) month waiting period for the disability determination and during the 30-day notice of termination period. In the event that the Company provides long-term disability benefits for the Employee, such benefits shall not commence until after the employment of the Employee has been terminated and the Company has ceased paying the Employee compensation pursuant to the foregoing sentence. If the Employee’s employment is terminated by reason of the Employee’s disability, this Agreement shall terminate without further obligations to the Employee or the Employee’s legal representatives under this Agreement, other than those obligations accrued, earned or vested by the Employee as of the date of the termination.

(c) Cause. During the Employment Period, the Company may terminate the Employee’s employment for cause, as determined by the Board and as defined below. For purposes of this Agreement, “cause” shall mean:

(i) an act or acts of fraud, embezzlement or any other act by the Employee that would constitute a felony under the laws of the State of Texas;

(ii) failure or inability to perform the material duties or obligations of this Agreement, including, but not limited to, the obligations and representations of Sections 3(a) and 4, if such failure or inability remains ten (10) days after prior written notice of such failure or inability has been provided to the Employee;

(iii) breach by the Employee of the representations or obligations under Section 7 hereof;

(iv) the indictment of the Employee of a crime which constitutes a felony, if the Company reasonably believes such indictment would impair the Employee’s ability to perform his services under this Agreement;

(v) willful and gross misconduct by the Employee in the performance of his duties hereunder;

(vi) the commission by the Employee of an act (other than good faith exercise of business judgment in the exercise of his responsibilities pursuant to this Agreement) resulting in material damage to the Company; or

(vii) material breach of any of the Company’s material policies, which the Board reasonably concludes warrants immediate dismissal.

If the Employee’s employment is terminated for cause, this Agreement shall terminate without further obligations to the Employee under this Agreement.

(d) Involuntary Termination. Notwithstanding anything herein to the contrary, the Company shall have the right, at any time upon thirty (30) days notice to the Employee, to terminate the Employees employment. The Company may provide the Employee pay in lieu of such thirty (30) days notice. In the event of Involuntarily Termination, for any reason other than as set forth in Section 5(c), the Employee shall be entitled to payments under Sections 3(c)(2) and 3(c)(8) only.

(e) Voluntary Termination. The Employee agrees to provide the Company with thirty (30) days written notice prior to voluntarily terminating his employment. At the end of such 30-day period, this Agreement shall terminate automatically, and the Company shall have no further obligations to the Employee under this Agreement except to pay the Employee his Base Salary through the date of termination plus accrued hut unpaid vacation, to the extent Company policy or applicable law requires such payment. In the event of a voluntary termination, the Employee shall not be entitled to any other payments, including payments under Sections 3(c)(2) or 3(c)(8) above.

(f) Good Reason Termination. During the Employment Period, the Employee may terminate his employment for “good reason” as defined below. For purposes of this Agreement, “good reason” shall mean:

(i) the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position, duties and responsibilities as set forth in Section 3(a) of this Agreement or any action by the Company which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose any isolated, insubstantial and inadvertent action by the Company which is not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii) any failure by the Company to comply with any of the provisions of Section 3(c) of this Agreement regarding the Employee’s compensation, benefits, expenses, fringe benefits, vacation, holidays and sick leave, other than an isolated, insubstantial and inadvertent action by the Company which is not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or

(iii) the Company’s requiring the Employee to be based at any office or location other than that described in Section 3(b) of this Agreement, except for travel reasonably required in the performance of the Employee’s responsibilities.

The Employee shall provide the Company thirty (30) days written notice of the Employee’s intention to terminate the Employee’s employment for Good Reason, stating with specificity the reason for the termination and the provision of this Section 5(f) upon which the Employee relies. The Company shall have twenty-five (25) days to cure or remedy the reason for the Good Reason termination. In the event that the Company fails to remedy the reason for the Good Reason termination, the termination for Good Reason shall be effective as of the thirtieth day after the date of the written notice to the Company. In the event that the Employee terminates his employment for Good Reason as defined in this Section 5(f), the Employee shall be entitled to payments as set forth in Sections 3(c)(2) and 3(c)(8) only.

6. Indemnification. If the Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and the Company had no reasonable cause to believe that his conduct was unlawful or detrimental to the Company, the Company shall indemnify and hold harmless the Employee and his heirs and legal representatives from and against any and all claims, losses, liabilities, damages, costs, demands, causes of action (whether legal. equitable, administrative, civil or criminal), judgments, settlements (subject to the last sentence of Section 6(b)), fines, court costs and other expenses of any kind or nature whatsoever, including, without limitation, attorneys’ fees and disbursements (collectively, ‘Losses”), which may be threatened against, incurred or suffered by the Employee or his heirs and legal representatives in connection with, relating to or arising out of directly or indirectly, the Employee’s performance, duties and responsibilities to, for or on behalf of the Company.

(a) Exceptions. Notwithstanding anything contained herein or in the By-Laws of the Company the Company shall have no obligation to indemnify the Employee if the Loss incurred by the Employee (i) arises out of an action brought directly’ by the Company against the Employee; or (ii) arises out of an action brought by the Employee against the Company; including, but not limited to, any action as a result of the Employee being terminated from employment for any reason.

(b) Notification of Claim. Promptly after receipt by the Company of notice of any claim against the Employee pursuant to which the Employee is entitled to indemnification, the Company shall have the right to assume the defense of such claim, including the employment of counsel of its choice. Although the Employee shall have the right to employ his own counsel, the fees and expenses of such counsel shall be at the expense of the Employee. The Company shall not be liable for any settlement of any claim or action effected without its written consent.

(c) Payment of Indemnity Amounts. The Company agrees to pay all amounts payable in respect of Losses immediately upon its receipt of a statement with respect thereto rendered by the Employee, together with appropriate supporting documentation thereof. It is the express intention of the parties hereto that all such amounts shall be paid by the Company on or before the date payment thereof is due, and that the Employee shall not be required at any time to bear any costs or expenses on account of Losses.

7. Confidentiality and Non-Competition. The Employee agrees to execute the Confidentiality and Non-Competition agreements in the forms attached hereto as Exhibit A and Exhibit B, respectively, concurrent with the execution of this Agreement.

8. Successors. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. The Company may assign its rights and obligations hereunder, provided that the Company will require the assignee to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such assignment had taken place.

9. Binding Arbitration. In the event that the Company and the Employee cannot agree on an interpretation of any provision of this Agreement, or in the event that either of the parties fails to fulfill any obligations required by the terms of this Agreement, the Company and the Employee agree to resolve any such dispute through arbitration in Dallas, Texas, under the then-current rules of the American Arbitration Association in the State of Texas. For the purposes of confirming any such award and entering judgment thereon, each party hereby submits to the exclusive jurisdiction and venue of the State and Federal courts located in Dallas, Texas. The obligations of this Section shall not apply to any dispute arising out of or in connection with Section 7 hereof.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Each party to this Agreement hereby irrevocably (i) accepts and consents to the exclusive personal jurisdiction of the courts of Dallas County, Texas or in the U.S. District Court for the Northern District of Texas for the purpose of any suit, action or proceeding arising out of, or relating in any way to, this Agreement or the Company’s employment of the Employee, (ii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding or any judgment entered by any court in respect thereof brought in such courts and (iii) waives any claim that any suit, action or proceedings brought in such courts has been brought in an inconvenient forum. Each party further agrees that service of process, summons, notice or document by U.S. registered mail in accordance with this Agreement shall be effective service of process for any action, suit or proceeding brought against a party in any such court.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by facsimile transmission, delivered by overnight or other carrier service, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

If to the Company, to:

RTXA, Inc

1209 Orange Street

Wilmington, DE

If to the Employee, to:

Martin B. Cummings

4617 Adrian Way

Plano, TX 75024

or to such other address as either party shall have furnished to the other in accordance herewith.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) A party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) This Agreement embodies the entire agreement between the Company and the Employee and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.

(g) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

(h) If any provision of this Agreement conflicts with the stated policies, practices or procedures of the Company, the provision of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

(signatures on following page)

RXTA, Inc.

By:
Printed Name:	Bruce W. Schnitzer
Title:	Chairman

Date:

EMPLOYEE

/s/ MARTIN B. CUMMINGS
Martin B. Cummings

Date: May 9, 2003

Exhibit A

CONFIDENTIALITY AGREEMENT

I, Martin B. Cummings, recognize that in the day to day performance of my job duties while in the employment of Republic Underwriters Insurance Company, its successors or assigns (hereinafter called “Company”), it is likely that I will be given or acquire access to confidential Company records. In consideration of my employment with the Company, I agree as follows:

1. During the term of my employment, and after the termination of my employment for any reason:

(a) To keep secret and treat as confidential all information of the Company, whether I have such information in my memory or in writing or their physical form, unless compelled to release such information by law (“Confidential information”). Confidential Information for the purposes of this Agreement shall be defined as any and all Company information, in whatever form, that I become aware of during the term of my employment, including, but not limited to, client lists, client files, software, source code, analytical techniques, databases, confidential financial and/or pricing data, or business strategies. Confidential Information shall not include information generally available to and known by the public or information that is or becomes available to me on a non- confidential basis from a source other than the Company (or any of its affiliates) or the Company’s stockholders, directors, officers, employees or agents (other than as a result of a breach of any obligation of confidentiality).

(b) To keep secret and treat as confidential all customer, client or prospective client information, and all other information complied or maintained internally by the company concerning or relating to customers, clients, or prospective clients.

2. I agree, during the term of my employment, to conduct myself at all times for the benefit of the Company and never knowingly take any action inconsistent with the Company’s best interest and to refrain from any action or activity which may cause or give rise to a conflict of interest with Company business or the business of the Company’s clients, customers or prospective clients.

3. I agree that any work done or compiled by me, including, but not limited to, research, analysis, computer programs, customer information, lists, products, procedures or developments, during the term of my employment shall constitute “WORK MADE FOR HIRE” and any such work shall belong solely to the Company or its assignees, together with any and all copyright, trademark or service mark and patent rights related to or arising from such work, without further compensation. I agree that immediately upon the request of the Company to execute any and all such assignments and other documents and take and all such actions as the Company may reasonably request in order to vest in the Company all my rights, titles and interest in any work free and clear of all liens, charges and encumbrances. I hereby grant to the Company the exclusive right to use such work in whatever form the Company chooses, including without limitation, the right to prepare, publish and distribute derivative works thereunder.

4. I agree that after the termination of my employment, for any reason, to promptly return to

Exhibit B

NON-COMPETITION AGREEMENT

In consideration of my employment by Republic Underwriters Insurance Company, (hereinafter called the “Company”), I agree as follows:

1. Restrictions. I agree that during the term of my employment and for a period of twelve (12) months following the termination of my employment for any reason that I shall not directly or indirectly:

(a) Persuade or attempt to persuade any customer (including, but not limited to, insurance agents, policyholders and insureds) or client of the Company which has produced revenue for the Company in the past twelve (12) months to cease doing business with the Company or to reduce the amount of business it does with the Company.

(b) Persuade or attempt to persuade any potential customer (including, but not limited to insurance agents, policyholders and insureds) or client of the Company of which I am aware or which anyone in the Company is actively pursuing as a customer or client for the Company, not to utilize the services of the Company or to utilize the services of another company.

(c) Attempt to convert any business the Company has with any existing customer (including, but not limited to, insurance agents, policyholders and insureds) or client for my own benefit or for the benefit of any other person or company other than the Company.

(d) Persuade or attempt to persuade any employee of the Company to leave the Company’s employ or become employed by any person or company other than the Company.

2. Covenant Not To Compete. I agree that during the period of my employment and ending one (1) year after the termination of my employment for any reason, I shall not, except as a passive investor in publicly held companies:

(a) engage in, own or control an interest in or act as principal, director, officer or employee of or consultant to any firm or corporation directly engaged in any venture or business competitive with any insurance business conducted by the Company or any affiliate in any geographical market such business is being conducted by the Company or any affiliate (“Competing Business”); or

(b) assist others in engaging in Competing Business, provided, however, that after the date of my termination, should I desire to become employed as a consultant or employee of an entity that is in a Competing Business, I shall provide the Company written request for consent to do so, and the Company shall make a reasonable determination, based on the totality of the circumstances, whether to consent to such employment or consultancy.

3. Injunctive Relief, Integration and Applicable Law. I acknowledge that a breach of this Agreement will cause the Company irreparable harm and hereby agree that in the event of such breach, the Company will be entitled to obtain an injunction against me in addition to any other remedy available.

4. Severability. I agree that all the terms of this Agreement are severable, and in the event that any provision of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be read or construed as if such provision were not contained herein.

5. Employment; Engagement. I understand and agree that this Agreement does not constitute a contract of employment, retention or engagement or obligate the Company to employ, retain or engage me for any specified period of time, nor shall this Agreement be interpreted in any way to interfere with any right the Company has or any right that I have to terminate my employment at any time, for no reason or for any reason.

6. Entire Agreement. This Agreement represents the entire Agreement between the parties on the subject, and all prior Agreements, whether oral or written, are deemed null and void and superseded in their entirety by the terms of this Agreement.

7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

/s/ MARTIN B. CUMMINGS
Martin B. Cummings

Date: May 9, 2003

Witness

Signature:	/s/ GINA D. BOONE
Printed Name:	Gina D. Boone

Date: May 9, 2003